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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                        Contact: Ross C. Roadman
                                                 American Retirement Corporation
                                                 615-376-2412

AMERICAN RETIREMENT MODIFIES LIABILITY INSURANCE PROGRAM

NASHVILLE, TN, August 31, 2001 -- American Retirement Corporation (NYSE: ACR), a leading national provider of senior living housing and care, today reported that it has modified its liability insurance program as a result of recent developments. The Company is investigating several irregularities and unresolved issues related to the Company's recently announced liability insurance program. Due to these irregularities, the Company is currently unable to confirm the integrity and viability of the new program. Consequently, the Company has obtained replacement coverage from its previous provider, Lloyds of London. The Company's property/casualty and other insurance policies have not been affected and remain intact.

The Lloyds program provides the Company with "claims made" insurance that is similar to the Company's policy for the previous insurance year ended June 30, 2001, with the exception of significantly higher deductibles for claims arising in certain jurisdictions. The replacement program provides uninterrupted coverage and complies with the terms of all of the Company's debt and lease agreements and all applicable regulatory requirements. The premiums payable under the Lloyds policy are less than those due under the lower-deductible program; however, the Company may make additional accruals in future periods to cover potential claims that are subject to the higher deductible levels.

The Company believes that the irregularities relating to its new liability program are the result of the improper activities of various insurance companies, brokers and agents. The Company has recovered most of the premiums that it paid in connection with the new program, and has commenced litigation to recover the balance of those premiums. The Company also intends to pursue its other legal remedies vigorously.

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American Retirement Corporation is a national senior living and health care services provider offering a broad range of care and services to seniors, including independent living, assisted living, skilled nursing and Alzheimer's care. The Company's strategy is to develop Senior Living Networks in major metropolitan regions. These networks are made up of large continuing care retirement communities and smaller free-standing assisted living residences located in the same markets. The Company believes that this hub and satellite approach produces management efficiencies and market penetration by offering a range of senior living arrangements at various price levels. American Retirement Corporation currently operates 64 senior living communities in 14 states with an aggregate capacity for approximately 14,200 residents. Approximately 92 percent of the Company's revenues come from private pay sources.